EXHIBIT 32.1

OFFICERS’ SECTION 1350 CERTIFICATIONS

The undersigned officer of New Concept Energy, Inc., a Nevada corporation (the “Company”), hereby certifies that:

(i)           The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(ii)           The information contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Dated:           August 14, 2012
/s/ Gene S. Bertcher
Gene S. Bertcher, Principal Executive
Officer, President and Chief Financial
Officer